Exhibit 10.32

January 15, 2010

Mr. Marcus New
Radical Capital Ltd.
750 West Pender Street
Suite 510
Vancouver BC V6C 2T7

Dear Mr. New:

Re: Grant of Nonqualified Stock Options

We are pleased to advise you that on January 15, 2010, the board of directors (the “Board”) of Xtra-Gold Resources Corp. (“Xtra-Gold”) authorized the award to you (sometimes hereinafter referred to as the “Optionee”) of an option to purchase 110,000 shares of our common stock at a par value $.001 per share (the “Options”), upon the following terms and conditions:

     1. The Options are granted to you in accordance with and subject to the terms and conditions of Xtra-Gold’s 2005 Equity Compensation Plan (the “Plan” or the “Option Plan”).

     2. The Options are granted to you, as a consultant of Xtra-Gold, pursuant to a consulting agreement entered into between Radical Capital Ltd. and Xtra-Gold dated January 15, 2010 (the “Advertising Consulting Agreement”):

     3. The Options are nonqualified stock options.

     4. The Options have a term of 13 months (the “Option Period”) and are exercisable, on a pro rata basis as set forth in paragraph 8 hereunder, commencing on January 15, 2010, in accordance with the vesting schedule set out hereunder and shall terminate at 5:00 p.m. (Eastern Standard Time) on February 15, 2011 (the “Expiry Date”).

     5. The price at which the Options may be exercised is $1.00 per share.

Mr. Marcus New	- 2 -	January 15, 2010

     6. The Options are transferable to a nominee as may be designated by you from time to time and may be exercised, in whole or in part, during the exercise period, as set forth herein or otherwise in accordance with the terms and conditions of the Plan.

     7. The exercise price and number of underlying shares issuable upon exercise of the Options (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

     8. The Options are to vest pro rata over the Option Period on a monthly basis in accordance with the following schedule:

Pro Rata Portion of the Options	Vesting Period

20,000	on the 15th day of each month of the Option Period following the date of grant from February 15, 2010 to June 15, 2010

10,000	on the 15th day of July, 2010

9.	(a)	Any portion of the Options that have vested and have not been exercised in a particular month shall accrue to the benefit of the Optionee (the “Accrued Options”) and in connection therewith, you shall have the right to exercise the Accrued Options for a period of time as may be set out in the Option Plan referred to in subparagraph 9(g) hereunder or in accordance with securities laws governing Xtra-Gold, but in no event shall the Accrued Options be exercised later than the earlier of (i) the Expiry Date; and (ii) the exercise date contemplated in subparagraphs 9(b), (c), (d),and (e) hereunder.

	(b)	In the event of termination by you of the Advertising Consulting Agreement, all Accrued Options granted pursuant to paragraph 2 must be exercised within 30 days from the date of such termination, failing which the Accrued Options will be cancelled.

	(c)	In the event of your death during the Option Period, all Accrued Options must be exercised by your estate within one year from the date of your death, failing which the Accrued Options will be cancelled.

	(d)	In the event that you are terminated by Xtra-Gold, without cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options and 100% of the unvested Options (the “Unvested Options”); provided, however that the Options referred to in this subparagraph must be exercised no later than 30 days following such termination, failing which such Options will be cancelled.

Mr. Marcus New	- 3 -	January 15, 2010

(e)

In the event that you are terminated by Xtra-Gold, with cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options; provided, however that the Accrued Options must be exercised no later than 30 days following such termination, failing which such Accrued Options will be cancelled. All Unvested Options will be cancelled immediately upon your termination, with cause.

(f)

The share certificate or certificates issued as a result of the exercise of Options from time to time shall bear a restrictive legend with respect to the resale of the shares issued in connection therewith. The applicable hold period shall be six months from the date of issuance of the Option Shares and may only be resold in accordance with Rule 144.

(g)

Xtra-Gold implemented and adopted a 2005 equity compensation plan (the “Option Plan”) which implementation and adoption was been approved in writing by the Board in June 2005. Xtra-Gold was not required to nor did it obtain shareholder approval of the Option Plan.

(h)	The Options shall at all times be subject to the terms of this Option Agreement and the Option Plan.

     10. There is no assurance that there will be a public market into which you can sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

     11. In order to exercise the vested Options, you must provide us with written notice that you are exercising all or a portion of such Options. The written notice must specify the number of Option Shares that you are exercising your Options for, and must be accompanied by the exercise price described in paragraph 5 above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing payment in full of the exercise price.

     12. No rights or privileges of a stockholder of Xtra-Gold are conferred by reason of the grant of the Options to you. You will have no rights of a stockholder until you have delivered your exercise notice to us and we have received the exercise price of the Options in cleared funds and Xtra-Gold has delivered a share certificate or certificates to you evidencing the shares arising out of such exercise.

     13. You understand that the Plan contains important information about your Options and your rights with respect to the Options. The Plan includes (a) terms relating to your right to exercise the Options; (b) important restrictions on your ability to transfer the Options or Option Shares; and (c) early termination of the Options following the occurrence of certain events, including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Options by way of execution of this Agreement, you agree to abide by the terms and conditions of this Agreement and the Plan.

Mr. Marcus New	- 4 -	January 15, 2010

     14. As a smaller reporting company, Xtra-Gold is subject to many of the risks and uncertainties associated with such a company. We may never operate profitably. The exercise of your Options is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Options.

     15. The Options will become effective upon your acknowledgment and agreement of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

     16. This Agreement and Plan contain all of the terms and conditions of your Options and supercedes all prior agreements or understandings relating to your Options. This Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of laws and provisions thereof. This Agreement may not be amended orally.

     We appreciate your continued support and contributions and are hopeful that your Options will provide financial benefits to you in the future.

Yours very truly,

XTRA-GOLD RESOURCES CORP.

/s/ James Longshore

James Longshore,
President

AGREED TO AND ACCEPTED this 15th day of January, 2010.

/s/ Marcus New
Marcus New